Exhibit 3.1

STATE of DELAWARE

CERTIFICATE OF INCORPORATION

OF

ATOM INTERMEDIATE HOLDINGS INC.

1. Name. The name of this corporation is Atom Intermediate Holdings Inc.

2. Registered Office. The registered office of this corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

3. Purpose. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. Stock. The total number of shares of stock that this corporation shall have authority to issue is 100 shares of Common Stock, $0.001 par value per share. Each share of Common Stock shall be entitled to one vote.

5. Incorporator. The name and mailing address of the incorporator is: Brian C. McLain, Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110-2624.

6. Change in Number of Shares Authorized. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

7. Election of Directors. The election of directors need not be by written ballot unless the by-laws shall so require.

8. Authority of Directors. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

9. Liability of Directors. A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director,

except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph 9 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

10. Indemnification. This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Expenses (including attorneys’ fees) incurred by an officer or director (including any person who was an officer or director) in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Section 10. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 10 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

11. Business Opportunities. To the maximum extent permitted from time to time under the law of the State of Delaware, this corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this corporation. No amendment or repeal of this Section 11 shall apply to or have any effect with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

12. Records. The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of this corporation.

THE UNDERSIGNED, the sole incorporator named above, hereby certifies that the facts stated above are true as of this 28th day of November, 2007.

/s/ Brian C. McLain
Brian C. McLain
Sole Incorporator

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

ATOM INTERMEDIATE HOLDINGS INC.

Atom Intermediate Holdings Inc., (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”) does hereby certify:

FIRST: That by unanimous written consent of the Board of Directors of the Corporation, in accordance with DGCL Sections 141(f) and 242, resolutions were duly adopted setting forth an amendment to the Certificate of Incorporation of the Corporation, and declaring the amendment to be advisable. The sole stockholder of the Corporation duly approved the amendment by written consent in accordance with DGCL Sections 228 and 242. The resolution setting forth the amendment is as follows:

RESOLVED, that the first Article of the Certificate of Incorporation of the Corporation be amended to read as follows:

1. Name. The name of this corporation is Axcan Intermediate Holdings Inc.

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this Corporation on this 25th day of January, 2008.

ATOM INTERMEDIATE HOLDINGS INC.

By:	/s/ Geoff Lieberthal
Name:	Geoff Lieberthal
Title:	Treasurer and Assistant Secretary

[Certificate of Amendment of Certificate of Incorporation of

Atom Intermediate Holdings Inc.]